Exhibit 2.1

CERTIFICATE OF INCORPORATION OF
THE OAK COMPANIES, INC.

I, the undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (the “DGCL”), certify as follows:

1. The name of the corporation is The Oak Companies, Inc. (the “Corporation”).

2. The address of the registered office of the Corporation in the State of Delaware is 1313 West Main Street, Felton (Kent County), DE 19943. The name of the registered agent of the Corporation at such address is CCS Global Solutions, Inc.

3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. The total number of shares of stock which the Corporation is authorized to issue is 100,000,000 shares of common stock having a par value of $0.001 per share, consisting of 80,000,000 shares of voting Class A Common Stock (“Class A Common Stock”), 20,000,000 shares of non-voting Class B Common Stock (“Class B Common Stock” and, collectively with the Class A Common Stock, the “Common Stock”) and 50,000,000 shares of preferred stock having a par value of $0.001 per share (“Preferred Stock”).

5. Except as otherwise required by law, as provided in this Certificate of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the “Board of Directors”) with respect to any series of the Preferred Stock, the holders of the Class A Common Stock shall exclusively possess all voting power. Each holder of shares of Class A Common Stock shall be entitled to one vote for each share it holds. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

6. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a)	the designation of the series;

(b)	the number of shares of the series;

(c)	the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(d)	whether the series will have voting rights, generally or upon specified events, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(e)	whether the series will have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(f)	whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

(g)	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(h)	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(i)	the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(j)	any other relative rights, preferences, and limitations of that series.

7. The name and mailing address of the incorporator of the Corporation is:

Michael K. Rafter

Nelson Mullins Riley & Scarborough, LLP

Atlantic Station, 201 17th Street NW

Suite 1700

Atlanta, GA 30363

8. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

9. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall consist of not less than three (3) and not more than 11 directors as fixed from time to time in accordance with the by-laws of the Corporation (the “By-Laws”).

10. Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

11. To the fullest extent permitted by law, a director or officer of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or officer. No amendment to, modification of, or repeal of this Paragraph 11 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment.

12. The corporation shall indemnify to the fullest extent permitted by law as it now exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that the person is or was a director, officer, employee, or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer, employee, or agent at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Paragraph 12 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

13. The Board of Directors is expressly authorized to adopt, amend, alter, or repeal the By-Laws of the Corporation and to adopt new By-Laws. The stockholders shall also have the power to adopt, amend, alter, or repeal the By-Laws of the Corporation. Any By-Law adopted, amended, altered, or repealed by the Board of Directors may be amended, altered, or repealed by the stockholders, and any By-Law adopted by the stockholders may not be amended, altered, or repealed by the Board of Directors if the By-Law so adopted by the stockholders expressly provides so.

14. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent by such stockholders.

15. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation shall be called only by: (A) the Board of Directors or the Chair of the Board of Directors; or (B) the Secretary of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the By-Laws.

16. The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.

17. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks subject matter jurisdiction, any state court of the State of Delaware, or, if no state court has jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of the Corporation; (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (C) any action asserting a claim arising under any provision of the DGCL or this Certificate of Incorporation or the By-Laws; or (D) any action asserting a claim governed by the internal affairs doctrine. For the avoidance of doubt, this provision shall not apply to claims as to which the federal courts have exclusive jurisdiction.

18. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this paragraph.

[signature page follows]

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Certificate of Incorporation is my act and deed and that the facts herein stated are true, and have accordingly been executed on this 12th day of June, 2026.

Incorporator

By:	/s/ Michael Rafter
Name:	Michael K. Rafter

Signature Page to the Certificate of Incorporation of The Oak Companies, Inc.

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